EXHIBIT 3
                                              _________



                                        ASSET PURCHASE AGREEMENT

                                              BY AND AMONG

                                        PAGE AMERICA GROUP, INC.,

                                       PAGE AMERICA OF NEW YORK, INC.

                                       PAGE AMERICA OF ILLINOIS, INC.

                                       PAGE AMERICA COMMUNICATIONS OF
                                                  INDIANA, INC.

                                      PAGE AMERICA OF PENNSYLVANIA, INC.

                                                     AND

                                                 METROCALL, INC.

                                        Dated as of April 22, 1996
       2 of 47

                              TABLE OF CONTENTS


SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE 1       DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE 2       PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . .
                2.1      Conveyance of Assets . . . . . . . . . . . . . . .
                2.2      Excluded Assets. . . . . . . . . . . . . . . . . .
                2.3      Liabilities. . . . . . . . . . . . . . . . . . . .
                2.4      Excluded Liabilities . . . . . . . . . . . . . . .
                2.5      Seller and Stockholder Action. . . . . . . . . . .

ARTICLE 3       CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .
                3.1      Determination of Closing Date. . . . . . . . . . .
                3.2      Time and Place of Closing. . . . . . . . . . . . .
                3.3      Closing Documents. . . . . . . . . . . . . . . . .

ARTICLE 4       PURCHASE PRICE, METHOD OF PAYMENT,ALLOCATION OF PURCHASE
                PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . .
                4.1      Purchase Price for Assets. . . . . . . . . . . . .
                4.2      Post-Closing Allocation of the Purchase Price. . .
                4.3      Adjustments to the Purchase Price. . . . . . . . .
                4.4      Payment of Post-Closing Purchase Price
                         Adjustments. . . . . . . . . . . . . . . . . . . .
                4.5      Escrow Agreement . . . . . . . . . . . . . . . . .

ARTICLE 5       REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . .
                5.1      Representations and Warranties of the Sellers. . .
                5.2      Representations and Warranties of the Buyer. . . .

ARTICLE 6       CONDUCT PRIOR TO CLOSING. . . . . . . . . . . . . . . . . .
                6.1      Filing of Assignment Applications. . . . . . . . .
                6.2      Antitrust Laws and the Sellers . . . . . . . . . .
                6.3      Antitrust Laws and the Buyer . . . . . . . . . . .
                6.4      Access to Information Concerning Sellers'
                         Business . . . . . . . . . . . . . . . . . . . . .
                6.5      Confidentiality. . . . . . . . . . . . . . . . . .
                6.6      Control of the  Seller's Business. . . . . . . . .
                6.7      The Seller's Pre-Closing Covenants . . . . . . . .
                6.8      The Buyer's Pre-Closing Covenants. . . . . . . . .
                6.9      No Solicitation of Offers. . . . . . . . . . . . .
                6.10     Risk of Loss . . . . . . . . . . . . . . . . . . .

ARTICLE 7       COVENANTS RELATING TO EMPLOYMENTAND EMPLOYEE MATTERS. . . .
                7.1      Offer of Employment. . . . . . . . . . . . . . . .
                7.2      Wage and Withholding Reporting Obligations . . . .

ARTICLE 8       CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . .
                8.1      Conditions Precedent to Obligations of Parties . .
                8.2      Conditions Precedent to Obligations of the
                         Buyer. . . . . . . . . . . . . . . . . . . . . . .
                8.3      Conditions Precedent to the Obligations of the
                         Sellers. . . . . . . . . . . . . . . . . . . . . .


       3 of 47

                8.4      Waiver of Conditions . . . . . . . . . . . . . . .

ARTICLE 9       TERMINATION AND DEFAULT . . . . . . . . . . . . . . . . . .
                9.1      General. . . . . . . . . . . . . . . . . . . . . .
                9.2      Procedure Upon Termination . . . . . . . . . . . .
                9.3      Effect of Termination. . . . . . . . . . . . . . .

ARTICLE 10      POST-CLOSING TRANSACTIONS . . . . . . . . . . . . . . . . .
                10.1     Transition . . . . . . . . . . . . . . . . . . . .
                10.2     Access To Books and Records. . . . . . . . . . . .
                10.3     Assignment and Further Assurances. . . . . . . . .
                10.4     Confidentiality of Customer Lists. . . . . . . . .

ARTICLE 11      INDEMNIFICATION AND SURVIVAL. . . . . . . . . . . . . . . .
                11.1     Indemnification by the Sellers . . . . . . . . . .
                11.2     Indemnification by the Buyer . . . . . . . . . . .
                11.3     Claims for Indemnification . . . . . . . . . . . .
                11.4     Defense by Indemnifying Party. . . . . . . . . . .
                11.5     Manner of Indemnification. . . . . . . . . . . . .
                11.6     Survival of Representations and Warranties . . . .

ARTICLE 12      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .
                12.1     Brokers. . . . . . . . . . . . . . . . . . . . . .
                12.2     Notices. . . . . . . . . . . . . . . . . . . . . .
                12.3     Expenses of Transfer . . . . . . . . . . . . . . .
                12.4     Assignment . . . . . . . . . . . . . . . . . . . .
                12.5     Counterparts . . . . . . . . . . . . . . . . . . .
                12.6     Entire Agreement . . . . . . . . . . . . . . . . .
                12.7     Governing Law. . . . . . . . . . . . . . . . . . .
                12.8     Headings . . . . . . . . . . . . . . . . . . . . .
                12.9     Severability . . . . . . . . . . . . . . . . . . .
                12.10    Modification and Amendment . . . . . . . . . . . .
                12.11    Waiver . . . . . . . . . . . . . . . . . . . . . .
                12.12    Parties Obligated and Benefited. . . . . . . . . .
                12.13    Attorneys' Fees. . . . . . . . . . . . . . . . . .
                12.14    Rights to Specific Performance . . . . . . . . . .
                12.15    Actions. . . . . . . . . . . . . . . . . . . . . .
                12.16    Terms. . . . . . . . . . . . . . . . . . . . . . .
                12.17    Construction . . . . . . . . . . . . . . . . . . .

       4 of 47










                                  SCHEDULES
                                  _________

Schedule 1.22            Non-recurring Items
Schedule 1.26            Office Locations
Schedule 1.30            Indebtedness for Borrowed Money
Schedule 2.1             Assets
Schedule 2.3             Liabilities
Schedule 4.2             Allocation of Purchase Price
Schedule 4.3(b) Variations from GAAP on Closing Income Statement and Closing Balance Sheet
Schedule 5.1.3           Seller Violations and Conflicts
Schedule 5.1.4(a)        Licenses; Actions
Schedule 5.1.5           Existing Liens
Schedule 5.1.6           Tax Audits and Waivers
Schedule 5.1.7           Litigation
Schedule 5.1.10          Variations from GAAP on Financial Statements
Schedule 5.1.11          Real Property; Exceptions to Title
Schedule 5.1.14          Contracts
Schedule 5.1.15          Transferability of Contract Rights
Schedule 5.1.16          Personnel Benefits; Bonuses
Schedule 5.1.18          Transactions with Affiliates
Schedule 12.1            Brokers


                                  EXHIBITS
                                  ________

Exhibit 2.5(a)  Stockholders' Agreement
Exhibit 4.5     Escrow Agreement
Exhibit 8.4.5   Form of Registration Rights Agreement
       5 of 47

                          ASSET PURCHASE AGREEMENT

                THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 22, 1996, by and among PAGE AMERICA GROUP, INC., a New York corporation, PAGE AMERICA OF NEW YORK, INC., a New York corporation, PAGE AMERICA OF ILLINOIS, INC., an Illinois corporation, PAGE AMERICA COMMUNICATIONS OF INDIANA, INC., an Indiana corporation, PAGE AMERICA OF PENNSYLVANIA, INC., a Pennsylvania corporation (collectively the "Sellers" and individually a "Seller"), and METROCALL, INC., a Delaware corporation (the "Buyer").

                            W I T N E S S E T H:

                Page America Group, Inc. (the "Parent") owns all of the issued and outstanding shares of stock of each of the other Sellers.
Sellers are engaged in the radio paging business. Buyer wishes to purchase, and Sellers wish to sell, substantially all of Sellers' assets and properties as hereinafter described relating to the Sellers' Business.

                In order to satisfy a condition to the Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement certain stockholders of Parent have entered into a Stockholders' Agreement (the "Stockholders' Agreement") with the Buyer and the Parent pursuant to which such stockholders have agreed to vote their shares of Parent stock (the "Shares") and grant the Buyer irrevocable proxies with respect to the voting of the Shares in favor of the transactions contemplated by this Agreement, and to grant the Buyer an option to purchase the Shares.

                In consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and intending to be legally bound, the Sellers and the Buyer hereby agree as follows:

                                  ARTICLE 1
                                 DEFINITIONS
                                 ___________

                As used herein, the following terms shall have the following meanings:

                1.1      Accounting Terms.  Accounting terms used herein and
                         ________________
not otherwise defined shall be construed in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

                1.2      Affiliate means, as to a Seller, any entity that is
                         _________
controlled by, under common control with, or controlling the Seller.

                1.3      Acquisition Proposal has the meaning given that
                         ____________________
term in Section 6.9 hereof.


       6 of 47

                1.4      Assets means the Assets as such term is defined in
                         ______
 Article 2 hereof.

                1.5      Assignment Applications means the applications to
                         _______________________
be jointly prepared by the Sellers and the Buyer and filed with the FCC and/or any PUC requesting its written consent to the assignment or transfer of control of the Licenses from the Sellers to the Buyer.

                1.6      Audited Financial Statements has the meaning given
                         ____________________________
that term in Section 5.1.10 of this Agreement.

                1.7      Closing means the consummation of the sale and
                         _______
purchase of the Assets in accordance herewith by the assignment and conveyance thereof by the Sellers to the Buyer, and the payment by the Buyer to the Sellers of the portion of the Purchase Price to be paid at the Closing.

                1.8      Closing Date means the date and time on which the
                         ____________
Closing occurs, as provided by Section 3.1.

                1.9      Confidential Information means all data and
                         ________________________
information which the Sellers and their agents and representatives make available to the Buyer, its agents, or representatives in accordance with this Agreement prior to Closing and which: (a) is not information which is a matter of public knowledge or which has heretofore been or is hereafter made available, without any requirement of confidentiality, with the Sellers' consent to third parties other than the Buyer, its agents, or representatives, or filed as public information with any governmental authority other than as a result of a breach of the covenant set forth in
Section 6.5 hereof; and (b) is proprietary information relating to the Sellers' Business or the Transaction.

                1.10     DOJ means the United States Department of Justice.
                         ___

                1.11     Environmental Laws.  Environmental laws shall mean
                         __________________
the Resource Conservation and Recovery Act of 1976, U.S.C. Section 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601-9657, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812, the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section et seq., and any substantially similar state or local environmental laws.


       7 of 47

                1.12     Excluded Assets has the meaning given that term in
                         _______________
Section 2.2 hereof.

                1.13     FCC means the Federal Communications Commission.
                         ___

                1.14     Final Order means an action by the FCC or any PUC
                         ___________
asserting authority over this transaction granting its consent and approval to the assignment or transfer of control of the Licenses or the Transaction that has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no action, request for stay, petition for review or rehearing, reconsideration or appeal is pending, and as to which the time for filing any request, petition, or appeal has expired and the time for agency action to set aside its consent on its own motion has expired.

                1.15     FTC means the Federal Trade Commission.
                         ___

                1.16     Hazardous Substance means any pollutant,
                         ___________________
contaminant, chemical, industrial, toxic, hazardous, or noxious substances or waste which is regulated by any governmental authority under any Environmental Law.

                1.17     Liabilities means all debts, claims, liabilities,
                         ___________
obligations, damages, and expenses of the Sellers of every kind and nature, whether known, unknown, contingent, absolute, determined, indeterminable, or otherwise.

                1.18     Licenses means and includes with respect to the
                         ________
Sellers' Business all licenses, permits, franchises and authorizations issued by the FCC and/or any PUC, and/or other relevant government agencies (including pending applications for any of the foregoing), for the construction or operation of the Sellers' Business, including all renewals and extensions thereof and all additional licenses, permits, franchises, and authorizations obtained or applied for by the Sellers from the date of this Agreement to the Closing Date.

                1.19     Lien means any mortgage, pledge, security interest,
                         ____
encumbrance, lien, claim or charge of any kind.

                1.20     Material Adverse Effect or Material Adverse Change
                         __________________________________________________
means any change or effect that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Sellers' Business, other than a change in national economic conditions or which affects the paging industry generally.


       8 of 47

                1.21     Person means an individual, corporation,
                         ______
association, partnership, joint venture, joint stock company, trust, estate, limited liability company, limited liability partnership, governmental entity, or other entity or organization.

                1.22     Pro Forma Defined Operating Cash Flow means for the
                         _____________________________________
three consecutive calendar month period immediately prior to the date of determination, the net income of the Sellers for such period, determined on a consolidated basis and before extraordinary items, those nonrecurring items set forth on Schedule 1.22 and gain or loss on disposal of capital assets, plus any amount of interest expense, federal and state income taxes, depreciation and amortization deducted, less any amount of interest income included in determining such income.

                1.23     Pro Forma Service Revenue means for the three
                         _________________________
consecutive calendar month period immediately prior to the date of determination, the Sellers' total paging operations service revenue to the extent that such revenue has been derived in the ordinary course of business consistent with Sellers' past business practices, consisting of (a) service revenue, (b) service revenue - agents and (c) other revenue for such period, each such item to be determined consistently with such items shown on the Audited Financial Statements.

                1.24     PUC means a Public Utilities Commission, or any
                         ___
substantially similar state regulatory agency of any state which exercises jurisdiction over the Sellers or the Sellers' Business.

                1.25     Real Property means all Assets consisting of
                         _____________
interests in real property, including, without limitation, appurtenances, improvements, and fixtures located on such real property, leasehold interests therein and any other interests in real property.

                1.26     Sellers' Business means the radio paging and
                         _________________
related businesses of the Sellers, the principal places of business of which are in the New York City and Chicago metropolitan areas, and the branch offices as set forth in Schedule 1.26, attached hereto.

                1.27     Subscribers means units in service for which
                         ___________
Sellers receive or charge a monthly or recurring fee and for which service has not been permanently terminated by Sellers. The term Subscriber shall exclude units in service permanently terminated by Sellers for non-payment, those for which a notice of cancellation has been received by the Sellers from a customer and those units in service with a delinquent balance (not in reasonable dispute) for services previously rendered which balance is more than one hundred and twenty (120) days past due.


       9 of 47

                1.28     To a Sellers' Knowledge or To the Knowledge of the
                         __________________________________________________
Sellers with respect to a fact or matter shall mean knowledge of any
_______
executive officer of any of the Sellers. For such purposes, such persons shall be conclusively deemed to have knowledge of any fact or matter that would have or should have come to the attention of such persons in the course of discharging their duties in a reasonable and prudent manner consistent with sound business practice.

                1.29     Transaction means the assignment of the Licenses
                         ___________
and the sale of the Assets subject to the obligations and conditions set forth herein.

                1.30     Working Capital Adjustment shall mean, as of a
                         __________________________
date, a purchase price adjustment equal to the consolidated current assets (including accounts receivable net of reserves for uncollectible accounts) excluding (i) cash and cash equivalents of the Sellers and (ii) any escrowed monies from the July 28, 1995 asset sale to Paging Network of Florida, Inc., minus the consolidated current liabilities (excluding indebtedness for borrowed money described on Schedule 1.30, but including all amounts necessary to satisfy those Liens listed in the attachment to Schedule 5.1.5 in full) of the Sellers. The Working Capital Adjustment may be positive or negative (i.e., may increase or decrease the Purchase Price otherwise payable). Any liabilities included in the calculation of the Working Capital Adjustment shall be deemed Assumed Liabilities.

                                  ARTICLE 2
                         PURCHASE AND SALE OF ASSETS
                         ___________________________

                2.1      CONVEYANCE OF ASSETS.
                         _____________________

                In exchange for the consideration specified herein and upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Buyer will purchase from the Sellers and the Sellers will sell, convey, transfer, assign, and deliver up to the Buyer all of Sellers' right, title and interest in all assets, properties and rights of the Sellers, of every type and description, real, personal and mixed, tangible and intangible, known or unknown, fixed or not fixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of the Sellers, and used or held for use in connection with the Sellers' Business at any time prior to the date hereof, together with additional assets acquired in the ordinary course of business from the date hereof to the Closing Date (all such assets, properties and rights are hereinafter collectively referred to as the "Assets"). A list of such Assets having a value in excess of $1,000 is attached hereto as Schedule 2.1 and includes, without limitation: (a) all capitalized equipment and other fixed assets used in the Sellers' Business;
(b) the corporate logos, trade names, trademarks, copyrights, customer lists


       10 of 47

 and goodwill of the Sellers and any other intellectual property owned by or licensed to the Sellers; (c) the Licenses; (d) all accounts receivable of the Sellers; (e) contract rights; (f) all items of inventory and supplies owned by the Sellers; (g) the Real Property; and (h) books and records (whether in hard copy or computerized) kept in the ordinary course and reasonably necessary for the continued conduct of the Sellers' Business, other than minute books and similar official corporate records.

                2.2      EXCLUDED ASSETS.
                         ________________

                Notwithstanding Section 2.1 above, the Sellers are not selling, transferring, or conveying to the Buyer any of the following, all of which are hereinafter referred to as "Excluded Assets":

                         (a)     cash and cash equivalents;

                         (b)     assets related to employee benefit plans;

                         (c)     accounting books and records;

                         (d) the Purchase Price payable pursuant to this Agreement;

                         (e)     the rights of the Sellers under this
                                 Agreement;

                         (f) stock, minute books and corporate seals of the Sellers; and

                         (g)     assets relating to Sellers' former paging
operations in California and Florida, including, but not limited to, real property owned in Florida and amounts due to Sellers in connection with the sale of the California and Florida paging operations.

                2.3      LIABILITIES.
                         ____________

                On and after the Closing Date, the Buyer shall assume only those Liabilities of Sellers incurred in the ordinary course of business, relating to contracts assumed by Buyer, those Liabilities set forth in
Schedule 2.3 attached hereto and any other Liabilities included in the calculation of the Working Capital Adjustment (the "Assumed Liabilities").

                2.4      EXCLUDED LIABILITIES.
                         _____________________

                Except for the Assumed Liabilities specifically set forth in
Section 2.3, the Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of the Sellers. Without limiting the generality of the foregoing and except for the Assumed Liabilities, the Buyer shall not assume or be liable for and the Sellers shall indemnify the Buyer against and hold the Buyer harmless from any of the following liabilities or obligations (herein referred to as "Excluded Liabilities"):


       11 of 47

                         (a)     any of the Sellers' liabilities or
obligations under this Agreement and the other agreements with the Buyer contemplated hereby (it is understood that this Section 2.4(a) is not intended to expand or alter the parties' respective rights under such other agreements.);

                         (b)     any of the Sellers' liabilities or
obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation, brokers', attorneys' and accountants' fees;

                         (c)     any liability or obligation of the Sellers,
at any time, prior to the Closing, with respect to federal, state, local or foreign taxes; and any liability for interest, penalties or additions to any of such taxes (except prorated taxes);

                         (d)     any liabilities or obligations in
connection with any facilities formerly used by the Sellers' Business which are not included in the Assets;

                         (e)     any obligations or liabilities which relate
to any group health plan, bonus, retirement, retiree, disability, pension, profit sharing, stock bonus, thrift, severance, incentive, deferred or other compensation, welfare benefit, or other plan, program or arrangement with respect to any employee, former employee or beneficiary of such employee or former employee, of the Sellers or any person that, together with the Sellers, would be treated as a single employer under Section 414 of the Internal Revenue Code;

                         (f)     any liability or obligation of the Sellers
which relates to the Excluded Assets;

                         (g)     any liability or obligation arising out of
the operation of the Sellers' Business before Closing, including, but not limited to, any fine, forfeiture or other penalty imposed by the FCC for any non-compliance by the Sellers with the terms of the Licenses or with any FCC rule or regulation and all items listed on Schedule 5.1.16;

                         (h)     all costs and damages arising out of the
litigation described on Schedule 5.1.7;

                         (i)     any liability or obligation relating to the
any and all Liens resulting from the NEC America Leasing contract (Sellers shall satisfy any and all such Liens in full and obtain a release thereof either prior to or at Closing); and

                         (j)     any other liability or obligation of the
Sellers not specifically assumed by the Buyer under Section 2.3 hereof.


                2.5      PARENT AND STOCKHOLDER ACTION.
                         ______________________________


       12 of 47

                         (a)     Simultaneously with the execution of this
Agreement, the Parent, certain stockholders of the Parent and the Buyer have entered into the Stockholders' Agreement set forth as Exhibit 2.5(a).

                         (b)     The Parent hereby represents and warrants
that the Board of Directors of the Parent, at a meeting duly called and held, has, with the affirmative vote of at least 66-2/3% of the members of the Board of Directors of the Parent, (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Sellers, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of the Parent approve and adopt this Agreement.

                         (c)     The Parent shall, promptly after the date
of this Agreement, take all action necessary in accordance with New York Law, Federal law and the Parent's Certificate of Incorporation and By-Laws to convene a meeting of the Parent's stockholders to approve and adopt this Agreement. The Parent shall use its reasonable efforts to solicit from stockholders of the Parent proxies in favor of the approval and adoption of this Agreement.

                         (d)     The Parent has received the oral opinion of
Daniels & Associates (the "Seller's Financial Advisor"), to the effect that the consideration to be received by the Sellers pursuant to this Agreement is fair to the Sellers from a financial point of view (the "Fairness Opinion"). The Parent will deliver to the Buyer a copy of the written Fairness Opinion to be delivered by the Seller's Financial Advisor in connection with the stockholders meeting referred to in Section 2.5(c) above..

                                  ARTICLE 3
                                   CLOSING
                                   _______

                3.1      DETERMINATION OF CLOSING DATE.
                         ______________________________

                Subject to the satisfaction or waiver of the conditions set forth in Article 8, the date of the Closing (the "Closing Date") shall occur on the first day of the first calendar month after the later to occur of:
(a) the consents of the FCC and any required PUC to the Assignment Applications becoming Final Orders, or (b) if applicable, the expiration of the waiting period pertaining to the purchase of the Assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"); provided that if either of the foregoing occurs on or after the twenty-fifth (25th) day of a calendar month and it is not possible to close on the first day of the next calendar month, then the Closing shall be held as soon as practicable after the end of such calendar month with an effective date as of the first day of the next calendar month. In no event shall the Closing Date occur later than February 1, 1997. The parties may mutually agree to waive the requirement that any FCC or PUC consent shall have become a Final Order. If Closing does not occur on or before February 1, 1997, this Agreement shall be terminable in accordance with the provisions set forth in Article 9 hereof.



       13 of 47

                3.2      TIME AND PLACE OF CLOSING.
                         __________________________

                The Closing shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W. Washington, D.C. 20037 at 10:00 a.m. on the Closing Date or at such other place agreed to by the Sellers and the Buyer. The physical presence of any party or their representatives shall not be a required condition of the Closing if such party has performed all acts and delivered to an escrow agent all items and documents necessary for the Closing, together with written instructions of the party which permit such escrow agent to complete the obligations of the party in connection with the Closing.

                3.3      CLOSING DOCUMENTS.
                         _________________

                The Sellers shall sell the Assets by delivering to the Buyer at the Closing appropriately executed assignments, bills of sale, endorsements, releases, termination statements, consents and other documents and instruments of transfer necessary to transfer to the Buyer good and marketable title to the Assets, except as set forth in Schedule 5.1.11, free and clear of all Excluded Liabilities (the "Closing Documents"). Likewise, the Buyer shall purchase the Assets by delivery to the Sellers at the place and time of Closing, payments as provided herein, and all other documents necessary to carry out the Buyer's obligations hereunder including the assumption of the Assumed Liabilities as provided herein.

                                  ARTICLE 4
                     PURCHASE PRICE, METHOD OF PAYMENT,
                        ALLOCATION OF PURCHASE PRICE
                        ____________________________

                4.1      PURCHASE PRICE FOR ASSETS.
                         _________________________

                         (a)     Subject to and upon the terms and
conditions set forth herein, the Buyer shall pay to the Sellers (i) cash consideration in the amount of Fifty-Five Million Dollars ($55,000,000) (the "Cash Consideration") plus (ii) the number of shares of the Buyer's common stock (the "Metrocall Common Stock") having a value equal to Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000) as adjusted pursuant to
Section 4.3 (items (i) and (ii) collectively the "Purchase Price"); the value of a share of Metrocall common stock shall be equal to the average of the last sales price per share of Metrocall Common Stock on the Nasdaq National Market for the 20 consecutive trading days ending on the trading day five (5) trading days immediately prior to the Closing Date, provided that the value shall not exceed 110% of, or be less than 90% of, the average of the last sales price per share of Metrocall Common Stock on the Nasdaq NMS market for the 20 consecutive trading days ending on the trading date immediately prior to the date of execution of this Agreement (such value being the "Metrocall Stock Price").

                         (b)     The Purchase Price shall be payable as
follows:


       14 of 47

                                 (i)     At the Closing, Four Million
Dollars ($4,000,000) of the Cash Consideration shall be placed in escrow as provided by the Escrow Agreement (as defined in Section 4.5);

                                 (ii)    At the Closing, the Buyer shall pay
the remainder of the Cash Consideration, i.e., Fifty-One Million Dollars ($51,000,000) by wire transfer of immediately available funds to an account designated by Parent; and

                                 (iii)   At the Closing, the Buyer will
issue to the Sellers the appropriate number of shares of Metrocall Common Stock (as determined pursuant to Section 4.1(a)(ii)). The portion of the Purchase Price payable in Metrocall Common Stock shall be subject to such further adjustments as are specified in Sections 4.3 and 4.4.

                4.2      POST-CLOSING ALLOCATION OF THE PURCHASE PRICE.
                         ______________________________________________

                Buyer shall prepare, and Buyer and Sellers shall agree to, the allocation of the Purchase Price among the Assets to be purchased hereunder in accordance with the procedures set forth in Schedule 4.2 hereof, which schedule shall be prepared and approved by Buyer and Sellers prior to the Closing Date. Such allocations shall be finalized as of the Closing Date subject to adjustment to take account of any post-closing Purchase Price adjustments. Each of Buyer and Sellers shall (a) be bound by such allocations for purposes of determining any taxes, (b) prepare and file its tax returns on a basis consistent with such allocations, and (c) shall take no position inconsistent with such allocations, in any proceeding before any taxing authority or otherwise. In the event such allocations are disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto of such dispute and any resolution thereof.

                4.3      ADJUSTMENTS TO THE PURCHASE PRICE.
                         _________________________________

                         (a) The Purchase Price shall be subject to adjustment as follows:

                                 (i)     The Purchase Price shall be
increased or decreased by the positive or negative amount of the Working Capital Adjustment as of the Closing Date.

                                 (ii)    The Purchase Price will be
decreased by an amount equal to the greatest of the following (the "Operating Adjustment"):

                                         (A)      $355.58 multiplied by the
shortfall (if any) between (x) the actual number of Subscribers on the Closing Date and (y) 220,768;

                                         (B)      the product of (1) the
shortfall (if any) between (x) four (4) times the Sellers' Pro Forma Service Revenue immediately preceding the Closing Date and (y) $22,387,065 and (2) 3.506; or



       15 of 47

                                         (C)      the product of (1) the
shortfall (if any) between (x) four (4) times the Sellers' Pro Forma Defined Operating Cash Flow immediately preceding the Closing Date and (y) $5,938,954 and (2) 9.

                         (b)      Not less than five (5) days prior to the
Closing Date, the Sellers shall prepare and deliver to the Buyer the following documents, certified by Parent's chief financial officer: (i) an unaudited consolidated balance sheet of the Sellers (the "Preliminary Closing Balance Sheet") as of the last day of the calendar month ended not more than thirty-one (31) days prior to the Closing Date (the "Preliminary Adjustment Date"); (ii) a calculation of the Working Capital Adjustment as of such date (the "Preliminary Working Capital Adjustment"); (iii) unaudited consolidated statements of operations for the three months ended on the Preliminary Adjustment Date (the "Preliminary Closing Operating Statements"), which shall include statements of the Pro Forma Service Revenue as of such date (the "Preliminary Pro Forma Service Revenue") and of the Pro Forma Defined Operating Cash Flow as of such date (the "Preliminary Pro Forma Cash Flow"); (iv) a calculation of the number of Subscribers at the Preliminary Adjustment Date, supported by reasonable detail; (v) a calculation of the Operating Adjustment, if any, that would be required under Section 4.3(a)(ii) based on the Preliminary Closing Operating Statements if the Closing had occurred on the Preliminary Adjustment Date (the "Preliminary Operating Adjustment").

                         (c)     Within sixty (60)  days after the Closing
Date, the Sellers shall prepare and deliver to the Buyer the following documents, certified by Parent's chief financial officer: (i) an unaudited consolidated balance sheet of the Sellers (the "Closing Balance Sheet") as of the last day of the calendar month ended immediately prior to the Closing Date (the "Final Adjustment Date"); (ii) a calculation of the Working Capital Adjustment as of such date (the "Final Working Capital Adjustment");
(iii) unaudited consolidated statements of operations for the three months ended on the Final Adjustment Date (the "Closing Operating Statements"), which shall include statements of the Pro Forma Service Revenue as of such date (the "Final Pro Forma Service Revenue") and of the Pro Forma Defined Operating Cash Flow as of such date (the "Final Pro Forma Defined Operating Cash Flow"); (iv) a calculation of the number of Subscribers at the Final Adjustment Date, supported by reasonable detail; (v) a calculation of the Operating Adjustment under Section 4.3(a)(ii) based on the Closing Operating Statements (the "Final Operating Adjustment").

                         (d)     The Preliminary Balance Sheet, the Closing
Balance Sheet, the Preliminary Operating Statements, and the Closing Operating Statements shall be prepared in accordance with the books and records of the Sellers, and shall be prepared on a basis consistent with the Audited Financial Statements, including GAAP, consistently applied, except for variations identified in Schedule 5.1.10.

                         (e) (i) The Closing Operating Statements shall be
final and binding on the parties unless the Buyer objects, by giving written notice within forty-five (45) days after the Buyer's receipt of the Closing Operating Statements, to any items in the Closing Operating Statements or the computation of the Final Pro Forma Service Revenue or the Final Pro Forma Defined Operating Cash Flow, the calculation of the number of Subscribers, or the calculation of the Final Operating Adjustment. The Closing Balance Sheet shall be final and binding on the parties unless Buyer


       16 of 47

objects, by giving written notice within 45 days after the Buyer's receipt of the Closing Balance Sheet, to any items in the Closing Balance Sheet or the calculation of the Final Working Capital Adjustment. Prior to the expiration of such 45 day period, the Buyer shall have the right to cause its accountants to conduct procedures specified by the Buyer with respect to the accounts and records of the Sellers in order to verify the Sellers' calculations.

                                 (ii)    In the event of a dispute, Buyer
and Sellers will use their reasonable efforts to resolve any such dispute. If Buyer and Sellers do not resolve any such dispute within 30 days after receipt by Sellers of Buyer's written notice of dispute, the Buyer and Sellers shall, within five (5) business days, submit any such unresolved dispute to the Washington, D.C. office of a mutually acceptable big six accounting firm (the "Accountant") which firm shall, within thirty (30) days of such submission, resolve such remaining dispute and such resolution shall be binding and conclusive upon the parties. The fees and expenses of the Accountant shall be shared equally by Buyer and Sellers. If issues in dispute are submitted to the Accountant for resolution, each party will furnish to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party, and each party will be afforded the opportunity to present to the Accountant any material relating to the determination and to discuss the determination with the Accountant.

                4.4      PAYMENT OF POST-CLOSING PURCHASE PRICE ADJUSTMENTS.
                         __________________________________________________

                         (a)     At Closing, the portion of the Purchase
Price payable in Metrocall Common Stock (as valued by the Metrocall Stock Price) to the Sellers pursuant to Section 4.1(b)(iii) will be increased or reduced by the amount of the Preliminary Working Capital Credit Adjustment and reduced by the amount of the Preliminary Operating Adjustment, if any. The net amount of such adjustments is referred to herein as the Preliminary Purchase Price Adjustment".

                         (b)     After the final determination of the Final
Working Capital Adjustment and the Final Operating Adjustment pursuant to
Section 4.3(e)(ii), the difference, if any, between the net amount of such adjustments (the "Final Purchase Price Adjustment") and the Preliminary Purchase Price Adjustment (the "Final Purchase Price Adjustment Amount") shall be paid by party owing such amount to the other by the fifth day following such final determination. Payment shall be made by wire transfer of immediately available funds and shall be accompanied by accrued interest from the Closing Date to the date of payment at an annual rate equal to the Prime Rate. The term "Prime Rate" means the rate published in the "Money Rates" column of The Wall Street Journal as a guide to the Prime Rate, which is currently defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. If a range is published, the average rate shall be the Prime Rate. The Prime Rate will increase or decrease each time and as of the date the Prime Rate changes.

                4.5      ESCROW AGREEMENT.
                         ________________



       17 of 47

                At the Closing, the Sellers and the Buyer shall enter into the Escrow Agreement in the form set forth as Exhibit 4.5 (the "Escrow Agreement").

                                  ARTICLE 5
                       REPRESENTATIONS AND WARRANTIES
                       ______________________________

                5.1      REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
                         ______________________________________________

                As of the date hereof and as of the Closing Date (unless another date or period of time is specifically stated herein for a representation or warranty), the Sellers jointly and severally represent and warrant to the Buyer as follows:

                         5.1.1   Qualification of the Sellers.  Each of the
                                 ____________________________
Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation. Each of the Sellers has all requisite corporate power and authority to own and operate the Sellers' Business as it currently is being conducted, to own and lease the properties and assets owned or leased by it and to enter into this Agreement and perform the obligations hereunder. Each of the Sellers is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be qualified would not have a Material Adverse Effect.

                         5.1.2   Authorization and Validity of Agreement.
                                 _______________________________________
The execution, delivery and performance by the Sellers of this Agreement, the Closing Documents, and the other agreements, certificates, documents, and instruments contemplated hereby or referred to herein and the consummation by it of the Transaction contemplated hereby have been duly authorized by all necessary corporate action of the Sellers, subject to approval by Sellers' stockholders as required under New York law. This Agreement has been duly executed and delivered by each of the Sellers and, assuming the due authorization, execution, and delivery hereof by the Buyer, is a legal, valid and binding obligation of each of the Sellers, enforceable against each Seller, in accordance with its terms, except as and to the extent such enforceability may be subject to bankruptcy or similar laws affecting creditors rights.

                         5.1.3   No Violation of Law; No Approvals or
                                 ____________________________________
Notices Required; No Conflict with Instruments to which the Sellers are
_______________________________________________________________________
Party.  Each of the Sellers is currently in compliance in all material
_____
respects with all laws, rules, regulations, ordinances, decrees, judgments, and orders (collectively, "Laws") applicable to the operation of its Business and the ownership of its assets, except where noncompliance would not have a Material Adverse Effect. Except as disclosed on Schedule 5.1.3, the execution, delivery and performance by the Sellers of this Agreement and the consummation by them of the Transaction contemplated hereby: (i) will


       18 of 47

not violate (with or without the giving of notice or lapse of time or both) any Law applicable to the Sellers or the Sellers' Business; (ii) will not be in conflict with, or result in the breach of, or constitute a default under, or cause acceleration of the maturity of amounts outstanding or other obligations pursuant to, or require the consent of or give rise to any rights of first refusal of any third party under, any agreement or other instrument to which any Seller is a party or by which such Seller's properties or business is bound or affected; (iii) will not require any consent or approval of, or filing or notice to, any governmental or regulatory authority under any Law applicable to the Sellers or the Sellers' Business, except for (a) the Assignment Applications, (b) filing under the Antitrust Improvements Act, (c) any consent, approval, filing or notice that would not, if not given or made, individually or in the aggregate, have a Material Adverse Effect and (d) filings required pursuant to the Securities Exchange Act of 1934; (iv) will not result in the creation of any Liens except Permitted Liens (as such term is defined in Section 5.1.5) upon any of the Assets, which Liens, in the aggregate with all other such Liens so created, would have a Material Adverse Effect; and (v) will not violate any provision of the charter or bylaws of any Seller.

                         5.1.4   Licenses, Compliance with Law.
                                 _____________________________

                                 (a)     The Sellers are the holders of the
Licenses listed in Schedule 5.1.4(a). The Licenses so listed constitute all of the Licenses issued or required by the FCC, any PUC, and all material Licenses and other authorizations issued by any other governmental agency that are required for and/or used in the operation of the Sellers' Business as currently operated. Each of the Licenses is in full force and effect and, except as disclosed in Schedule 5.1.4(a), the Sellers are in compliance in all material respects with the terms and requirements thereof and all FCC, PUC and other governmental regulations pertaining thereto. There is not pending or, to the Sellers' knowledge, threatened, any action, investigation, complaint or other proceeding by or before the FCC, any PUC or any other governmental agency to revoke, cancel, suspend, modify or refuse to renew, or otherwise relating to, any of the Licenses (except such actions, investigations, complaints, or other proceedings which relate to the paging industry generally and do not relate to any specific License). There is not issued, pending or, to the Sellers' knowledge, threatened, any notice of violation or complaint by the FCC, any PUC or any other governmental agency against the Sellers with respect to the Sellers' Business or the Transaction contemplated hereby.

                                 (b)     Accurate and complete copies of all
of the Licenses will be delivered to the Buyer within five (5) business days after the execution of this Agreement. Accurate and complete copies of all of the Licenses granted by the FCC and any PUC after the date hereof and prior to Closing, will be delivered to the Buyer by the Sellers prior to the Closing Date. All of the Licenses previously delivered to the Buyer contain and, upon delivery to the Buyer as provided above, the Licenses granted by the FCC and any PUC after the date hereof and prior to Closing will contain no defect which would cause a Material Adverse Effect. However, Sellers acknowledge that the Licenses most recently issued by the FCC contain some inaccuracies. Seller shall promptly file with the FCC requests for the correction of the Licenses, and shall use their best effort to obtain corrected Licenses prior to Closing. Upon filing of such requests with the FCC, Sellers shall provide date-stamped copies of same to Buyer.


       19 of 47

                                 (c)     The Sellers have complied with, and
are in compliance with, all federal, state, county, and local laws, regulations, and orders that are applicable to the Sellers' Business, including, but not limited to, the rules and regulations of the FCC, the FAA, and the states and municipalities in which the Sellers' Business is located, and has timely filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which the Sellers and the Sellers' Business are subject, except where noncompliance would not have a Material Adverse Effect.

                         5.1.5   Title to Properties, Liens and
                                 ______________________________
Encumbrances.  Except as disclosed on Schedule 5.1.11, the Sellers are the
____________
true and lawful owner of the Assets, have good and marketable title to the Real Property interests described in Schedule 2.1 (for those properties which, as indicated on Schedule 2.1, are owned by the Sellers), hold by valid and subsisting lease or license those Real Property interests described on Schedule 5.1.11 that are not indicated on such Schedule to be owned by Sellers, have good and marketable title to all of the other Assets (subject, with respect to the Licenses, to procuring the consent of the FCC and, if applicable, any PUC to the transfer or assignment of such Licenses as described in clause (iii)(a) of Section 5.1.3) in each case, free and clear of any Lien other than (a) Liens for taxes not yet delinquent, (b) Liens set forth in Schedule 5.1.5, (c) purchase money security interests securing liabilities that will be Assumed Liabilities after the Closing, and
(d) Liens and defects in title that are not, in the aggregate, material to the Sellers' Business (the Liens identified in clauses (a), (c) and (d) above being herein referred to as "Permitted Liens"). Subject to obtaining the approval of the stockholders of the Sellers and the necessary consents described on Schedule 5.1.3, the Sellers have all necessary power and authority to sell the Assets to the Buyer free and clear of all Liens other than the Permitted Liens. Upon delivery to the Buyer of the Closing Documents, on the Closing Date, the Sellers will transfer good title to the Assets free and clear of any Liens, equities, covenants, and restrictions other than Permitted Liens which have been disclosed to the Buyer.

                         5.1.6   Taxes.  With respect to the sales, excise
                                 _____
or use taxes, property taxes, income taxes, state and federal income tax withholding, social security, and unemployment compensation taxes and all other taxes relating to the operation of the Sellers' Business prior to Closing, the Sellers have filed, or shall have filed, on or before the Closing Date, proper and timely tax returns with respect thereto except only for such returns as shall be final returns for the last tax period for each such tax, which returns shall be filed by the Sellers on or before their respective due dates, as extended. All taxes, fees, and assessments of whatever nature due and payable by the Sellers have been paid, except such amounts (i) as are being contested diligently and in good faith and are not in the aggregate material to the Sellers' Business and (ii) as relate to final returns described in the preceding sentence, which shall be paid by the Sellers. Except as set forth on Schedule 5.1.6, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local, or foreign income tax return for any period, and except as set forth on Schedule 5.1.6, there are no tax audits pending.


       20 of 47

                         5.1.7   Litigation.  Except as described in
                                 __________
Schedule 5.1.7, there is no litigation, claim, action, suit, proceeding or governmental investigation pending or, to the Sellers' Knowledge, threatened against the Sellers which (i) could reasonably be expected to have, individually or in the aggregate with all such other litigation, claims, actions, suits, proceedings and governmental investigations, a Material Adverse Effect or (ii) seeks to restrain or enjoin the consummation of the Transaction. The Sellers are not in violation of any term of any judgment, decree, injunction or order outstanding against them, which violation could reasonably be expected to have, individually or in the aggregate with all such other violations, a Material Adverse Effect.

                         5.1.8   Insurance.  The Sellers maintain adequate
                                 _________
insurance with respect to the Business, and the Sellers are in compliance with all material requirements and provisions thereof.

                         5.1.9   Condition of System.  All antennas, pager
                                 ___________________
equipment, facilities and installations that are included in the Assets have in all material respects been constructed, completed and maintained in a proper manner, are in all material respects operable.

                         5.1.10  Financial Statements. Attached hereto as
                                 ____________________
Schedule 5.1.10 are true and complete copies of the audited balance sheets of the Sellers as of December 31, 1994 and 1995 and the related consolidated statements of operations and cash flow for each of the fiscal years in the three fiscal-year period ending December 31, 1995 (collectively, including the notes thereto, the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with the books and records of the Sellers and present fairly the financial position and the results of operations and cash flows of the Sellers as of the dates or for the periods set forth therein. The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, except for the material variations set forth on Schedule 5.1.10. From the date of execution of this Agreement until the Closing, Sellers shall provide Buyer no later than thirty (30) business days after the first day of each calendar month, an unaudited consolidated balance sheet of the Sellers as of the last day of the preceding calendar month, and unaudited statements of operations for the period ended on such date..

                         5.1.11  Interests in Real Property.  Except as set
                                 __________________________
forth on Schedule 5.1.11, the Sellers do not have fee simple title to any Real Property. Schedule 5.1.11 attached hereto comprises a true and complete list and a brief description of all Real Property leased or otherwise used by the Sellers which is material to the Sellers' Business, including all structures thereon. Except as otherwise disclosed on
Schedule 5.1.11, the Sellers have valid leasehold interests in the Real Property leased by the Sellers and, with respect to other Real Property not leased by the Sellers, the Sellers have the right to use all such other Real Property which is material to the Sellers' Business pursuant to the easements, licenses, rights-of-way or other rights described on Schedule
5.1.11. The documents listed on Schedule 5.1.11 by the Sellers (the Sellers' rights to which will be conveyed to the Buyer at the Closing as


       21 of 47

part of the Assets and which have been made available to the Buyer for review prior to the date hereof) as evidence of each lease of Real Property constitute the entire agreement with the landlord in question. All easements, rights-of-way and other rights appurtenant to, or which are necessary for the Sellers' current (through the Closing Date) use of, any Real Property which is material to the Sellers' Business are valid and in full force and effect, and the Sellers have not received any notice with respect to the termination or breach of any of such rights. Each parcel of Real Property which is material to the Sellers' Business, any improvements constructed thereon and their current use conform in all material respects to (a) all applicable legal requirements, including zoning requirements and the Americans with Disabilities Act, and (b) all restrictive covenants, if any, or other encumbrances affecting all or part of such parcel.

                         5.1.12  Interest in Personal Property.  Schedule
                                 _____________________________
2.1 contains a true and complete list and brief description of all capitalized inventory, equipment, machinery, and furniture, and other personal property of the Sellers, which comprises in all material respects all personal property presently used by the Sellers in the ordinary course of business, all such personal property is free and clear of title defects, Liens (other than Permitted Liens and those Liens described in Schedule 5.1.5) and objections, of any nature whatsoever, and the Sellers have good and marketable title thereto. The Sellers' interest in all other personal property used in the ordinary course of the Sellers' Business which is material to the Seller's Business will be conveyed to the Buyer when the Buyer takes possession of the Assets upon the Closing. All such inventory, equipment, machinery, furniture and other personal property described in this Section 5.1.12 are in safe, fully operable condition in all material respects, normal wear and tear excepted.

                         5.1.13  Environmental Matters/Representations and
                                 _________________________________________
Warranties.
__________

                                 (a)     The Sellers' Business has been
operated by the Sellers in compliance with all Environmental Laws, except for any noncompliance which would not result individually or in the aggregate in a Material Adverse Effect. Neither the Sellers nor, to the Sellers' knowledge, any third party has generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner materially affecting any Real Property, transported any Hazardous Substances to or from any Real Property in violation of an Environmental Law or discharged any Hazardous Substances from any Real Property into any body of water in violation of an Environmental Law. To the Sellers' knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter the Real Property. To the Sellers' knowledge, no claim or investigation by the United States Environmental Protection Agency or a similar state agency, based on Environmental Laws which relate to any Real Property or any operation on the Real Property, (i) is currently pending against or with respect to the Sellers or (ii) to the Sellers' Knowledge, is threatened.

                                 (b)     To the Sellers' knowledge, (i) no
underground storage tanks are currently located on any of the Real Property,
(ii) no Real Property has been used since the property was leased by the


       22 of 47

Sellers as a gasoline service station or any other facility for storing, pumping, dispensing, or producing gasoline or any other petroleum products or waste.

                                 (c)     The Sellers will provide the Buyer
with complete and correct copies of (i) any environmental assessments the Sellers has obtained with respect to any of its paging transmitter sites,
(ii) all notices or other materials in the Sellers' possession that were received from any governmental authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of Real Property or activities at the Real Property and (iii) all materials in the Sellers' possession relating to any claims, allegations, or actions by any private third party under any Environmental Law which would materially affect this Agreement.

                         5.1.14  Contracts.  Schedule 5.1.14 attached hereto
                                 _________
describes all currently effective material contracts, oral or written, to which any Seller is a party and which (i) relate to a reseller contract involving more than 250 paging units or a direct contract involving more than 50 paging units, (ii) involve the payment of more than $15,000, (iii) have a duration of more than one year after the Closing Date, (iv) are financing documents, or (v) are not for the purchase, sale or license of goods or services in the ordinary course of business consistent with past practice. True and complete copies of all such contracts have been provided to the Buyer. None of the Sellers nor, to the Sellers' knowledge, any other party to any such contract is in material default in the performance of, or is not in compliance with any material provision of any such contract relating to the Sellers' Business. The Sellers have no intention, and no knowledge of any intention by any other party, not to perform its obligations under any such contract.

                         5.1.15  Transferability of Contract Rights.  Except
                                 __________________________________
as set forth on Schedule 5.1.15, the Sellers have the right to assign all material leases, accounts receivable, and other contractual rights of the Sellers set forth on Schedules 5.1.11 and 5.1.14. Except as set forth on
Schedule 5.1.15, neither the assignment of such rights nor the consummation of the Transaction contemplated by this Agreement would give any party to a contract listed on Schedule 5.1.14 the right to terminate or alter the terms of such contract. The Sellers shall use reasonable efforts to obtain, on or before the Closing Date, the right to assign the items set forth on Schedule 5.1.15.

                         5.1.16  Personnel Benefits; Bonuses.  Schedule
                                 ___________________________
5.1.16 attached hereto comprises a complete and correct list of: (a) all contractual employment, bonus, welfare benefit (as that term is defined in the Employee Retirement Income Security Act ("ERISA")), percentage compensation, contracts or agreements with directors, officers, shareholders or employees, collective bargaining or consulting agreements, to which any Seller is a party or is subject, (b) the names and current compensation rates and planned increases in compensation for 1996 of all salaried employees of the Sellers who are eligible to become Transferred Employees pursuant to Article 7 hereof, (c) the wage rates for the non-salaried employees of the Sellers by classification, and (d) all group insurance programs in effect for employees of the Sellers. Schedule 5.1.16 sets forth


       23 of 47

a listing of all bonuses paid to management employees of the Sellers in calendar year 1995 who are eligible to become Transferred Employees hereunder and all bonuses in excess of $1,000 per individual paid to other employees of the Sellers in calendar year 1995 who are eligible to become Transferred Employees hereunder.

                         5.1.17  Assets.
                                 ______

                                  (a)    The Assets (as set forth in Section
2.1) include all assets and properties necessary to operate the Sellers' Business in all material respects in the manner it has been operated prior to the date hereof and prior to the Closing Date.

                                 (b)     The Sellers shall deliver to the
Buyer, on or before the Closing Date, a true and complete list of the Subscribers and the number and type (digital, alpha, etc.) of pagers in service on the Sellers' system as of the Closing Date. All of such pagers shall be operating pursuant to valid and binding rental and/or service agreements with the Sellers or their agents and representatives.

                         5.1.18  Transactions with Affiliates.  Except as
                                 ____________________________
set forth on Schedule 5.1.18, since January 1, 1993, there have been no transactions, contracts, understanding or agreements ("Affiliated
Transactions") of any kind between the Sellers and any Affiliate of the Sellers.

                         5.1.19  Absence of Certain Changes or Events.  From
                                 ____________________________________
December 31, 1995 to the date hereof, except as disclosed in the Financial Statements, or as otherwise consented to in writing by the Buyer, the Sellers' Business has been operated only in the ordinary course (except as expressly contemplated by this Agreement), and there has not been any:

                                 (a)     Material Adverse Change;

                                 (b)     sale, assignment or transfer, other
than in the ordinary course of business and consistent with past practice, of any of the Assets, which Assets are material individually or in the aggregate to the Sellers;

                                 (c)     acquisition by merger,
consolidation with, purchase of substantially all of the assets or capital stock of, or any other acquisition of any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

                                 (d)     change in accounting methods or
practices by the Sellers, except as required by GAAP;

                                 (e)     entry into, or termination,
amendment or modification of, any contract, agreement, commitment, transaction, License, permit or other instrument (including, without limitation, any borrowing, capital expenditure, capital contribution or capital financing) which is or was material to the Sellers' Business;


       24 of 47

                                 (f)     any action taken by any Seller
that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.7; or

                                 (g)     agreement by any Seller to do any
of the foregoing.

                         5.1.20  Metrocall Common Stock.  It is understood
                                 ______________________
that the shares of the Metrocall Common Stock to be delivered to the Sellers pursuant to this Agreement are being registered on Form S-4 prior to Closing for purposes of the transactions hereunder, pursuant to the Securities Act of 1933 (the "Securities Act"). Notwithstanding the foregoing, the Sellers are acquiring the Metrocall Common Stock hereunder without a present intention of resale or distribution in violation of the Securities Act,, and shall not sell or otherwise transfer such shares except when such sale or transfer is made in compliance with the Securities Act and all applicable state laws.

                5.2      REPRESENTATIONS AND WARRANTIES OF THE BUYER.
                         ___________________________________________

                As of the date hereof and as of the Closing Date (unless another date or period of time for a representation or warranty is specifically stated herein), the Buyer represents and warrants to the Sellers as set forth below:

                         5.2.1   Qualification of the Buyer.  The Buyer is a
                                 __________________________
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own and operate its business as it currently is being conducted, to own and lease the properties and assets owned or leased by it and to enter into this Agreement and perform the obligations hereunder. The Buyer is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

                         5.2.2   Authorization and Validity of Agreement.
                                 _______________________________________
The execution, delivery and performance by the Buyer of this Agreement, the Closing Documents, and the other agreements, certificates, documents, and instruments contemplated hereby or referred to herein and the consummation by it of the Transaction contemplated hereby have been duly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution, and delivery hereof by the Sellers, is a legal, valid and binding obligation of the Sellers, enforceable against the Buyer, in accordance with its terms, except as and to the extent such enforceability may be subject to bankruptcy or similar laws affecting creditors rights.


       25 of 47

                         5.2.3   No Violation of Law; No Approvals or
                                 ____________________________________
Notices Required; No Conflict with Instruments to which the Buyer is a
______________________________________________________________________
Party.  The Buyer has complied with and is currently in compliance in all
_____
material respects with all laws, rules, regulations, ordinances, decrees, judgments, and orders (collectively, "Laws") applicable to the operation of its business and the ownership of its assets. The execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the Transaction contemplated hereby: (i) will not violate (with or without the giving of notice or lapse of time or both) any Law applicable to the Buyer or its business; (ii) will not be in conflict with, or result in the breach of, or constitute a default under, or cause acceleration of the maturity of amounts outstanding or other obligations pursuant to, or require the consent of or give rise to any rights of first refusal of any third party under, any agreement or other instrument to which the Buyer is a party or by which its properties or business is bound or affected; (iii) will not require any consent or approval of, or filing or notice to, any governmental or regulatory authority under any Law applicable to the Buyer or its business, except for (a) the Assignment Applications and other notice filings at the PUC's in the states as set forth on Schedule 5.1.3 hereof, (b) filing under the Antitrust Improvements Act, and (c) any consent, approval, filing or notice that would not, if not given or made, individually or in the aggregate, have a material adverse effect on the Buyer's business; and (iv) will not violate any provision of the charter or bylaws of the Buyer.

                         5.2.4   Litigation.  There is no litigation, claim,
                                 __________
action, suit, proceeding or governmental investigation pending or, to the Buyer's knowledge, threatened against the Buyer which (i) could reasonably be expected to have, individually or in the aggregate with all such other litigation, claims, actions, suits, proceedings and governmental investigations, a material adverse effect on the Buyer's business or (ii) seeks to restrain or enjoin the consummation of the Transaction. The Buyer is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have, individually or in the aggregate with all such other violations, a material adverse effect on the Buyer's business.

                         5.2.5   Qualification.  The Buyer is fully
                                 _____________
qualified under the Communications Act of 1934, as amended, and all FCC rules and regulations, to be the licensee of the Sellers' Business. The Buyer has not taken, and will not take, any knowing or voluntary action to render the Buyer disqualified under the FCC's rules and regulations to purchase the Assets on the Closing Date. There are no actions pending or, to the Buyer's knowledge, threatened against the Buyer or any director or officer of the Buyer that challenge the qualifications of the Buyer to hold the Licenses.

                         5.2.6   Financial Capabilities.  The Buyer has the
                                 ______________________
financial ability to consummate the Transaction, and has uncommitted cash or cash equivalents or commitments from financial institutions or its shareholders for funds in amounts equal to or greater than the Purchase Price.


       26 of 47

                         5.2.7   Capital Stock of Buyer.  The duly
                                 ______________________
authorized capital stock of Buyer consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of December 31, 1995, no shares of Preferred Stock were outstanding and 14,626,255 shares of Common Stock were issued and outstanding. All of the issued and outstanding shares of capital stock of Buyer have been duly and validly issued and are fully paid and nonassessable. Except pursuant to the Buyer's stock option plans or as disclosed in the SEC Filings (as hereinafter defined), there are no outstanding options, warrants or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock (or securities directly or indirectly convertible into or exchangeable or exercisable for shares of capital stock) of the Buyer.

                         5.2.8   Financial Statements and Reports.  Buyer
                                 _________________________________
has furnished to the Sellers copies of (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (ii) all other reports, statements and registration statements filed by the Buyer with the Securities and Exchange Commission since December 31, 1995 (collectively, the "SEC Filings"). The SEC Filings were prepared and filed in accordance with the rules and regulations of the SEC. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Filings were prepared in accordance with generally accepted United States accounting principles as in effect from time to time applied on a consistent basis (except as otherwise noted in such financial statements) and present fairly the consolidated financial condition, results of operations and cash flows of Buyer as of the dates and for the periods indicated, subject, in the case of interim financial statements, to normal year end audit adjustments. Since September 30, 1995, (a) the Buyer has conducted its business in a manner generally consistent with prior practice and in the ordinary course, (b) there has not been any adverse change in the business, operations or financial condition of the Buyer which could reasonably be expected to result in a material adverse change in the Buyer taken as a whole and (c) there has not been any damage, destruction or loss affecting the business, assets, properties or rights of the Buyer which could reasonably be expected to result in a material change in the Buyer taken as a whole.

                         5.2.9   Common Stock of Buyer.  The Metrocall
                                 _____________________
Common Stock to be issued to the Sellers pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable and the Sellers will acquire good and valid title thereto, free and clear of any preemptive rights or Liens created by Buyer, subject to prior notice of issuance being given to the Nasdaq Stock Market.


       27 of 47

                                  ARTICLE 6
                          CONDUCT PRIOR TO CLOSING
                          ________________________

                6.1      FILING OF ASSIGNMENT APPLICATIONS.
                         _________________________________


                As soon as practicable, the Buyer and the Sellers shall join in and file the Assignment Applications with the FCC, any PUC and any similar applications required by other agencies. The parties will cooperate and use best efforts to prosecute such applications diligently and expeditiously to a favorable conclusion. The Sellers and the Buyer mutually agree to provide, in a timely manner, whatever additional information the FCC, any PUC or other agency may request in processing such applications.

                6.2      ANTITRUST LAWS AND THE SELLERS.
                         ______________________________

                The Sellers will, or will cause their "ultimate parent" to, timely and promptly make all filings which are required under the Antitrust Improvements Act. The Sellers will furnish to the Buyer such information and assistance as the Buyer may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. The Sellers will supply the Buyer with a copy of any correspondence, filing or communication (or memorandum setting forth the substance thereof) between the Sellers or their "ultimate parent" or their respective representatives, on the one hand, and the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transaction contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by the Buyer to meet its obligations under the Antitrust Improvements Act.

                6.3      ANTITRUST LAWS AND THE BUYER.
                         ____________________________

                The Buyer will, or will cause its "ultimate parent" to, timely and promptly make all filings which are required under the Antitrust Improvements Act. The Buyer will furnish to the Sellers such information and assistance as the Sellers may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. The Buyer will supply the Sellers with a copy of any correspondence, filing or communication (or memorandum setting forth the substance thereof) between the Buyer or its "ultimate parent" or their respective representatives, on the one hand, and the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transaction contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by the Sellers to meet their obligations under the Antitrust Improvements Act.


       28 of 47

                6.4      ACCESS TO INFORMATION CONCERNING SELLERS' BUSINESS.
                         __________________________________________________

                Prior to the Closing Date, the Sellers shall, upon reasonable request, afford to the Buyer, its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all plants, properties, books, accounts, contracts, documents, and records of the Sellers to the extent they relate to the Sellers' Business, the Assets or the Transaction in order that they may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Sellers' Business. The Sellers will furnish to the Buyer such existing data and information concerning the Sellers' Business, finances and properties that the Buyer may reasonably request and such additional existing financial, operating data and billing information as the Buyer shall from time to time reasonably request to facilitate the efficient transfer of billing and other accounting and management functions. Prior to Closing, the Sellers will afford the Buyer with reasonable access to the vendors, employees, and officers of the Sellers and will otherwise cooperate in all measures reasonably necessary to ensure the uninterrupted continuation of the business under Buyer's control after the Closing, provided that the Buyer will give the Sellers reasonable notice prior to the Buyer's contacting any vendor, employee, or officer. At the request of the Buyer for a period of two years after the Closing Date, the Sellers shall provide to the Buyer any historical financial information requested by the Buyer concerning the Sellers and in the possession of the Sellers, and shall cooperate with the Buyer and assist the Buyer, at the Buyer's reasonable request and at the Buyer's expense, in preparing any such financial information that is not in the possession of the Seller, in each case to permit the Buyer (or an affiliate of the Buyer) to meet any requirements that are or may become applicable to the Buyer (or such affiliate) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such acts, and/or any other Law.

                6.5      CONFIDENTIALITY.
                         _______________

                         (a)     The Buyer agrees that it will, and will
cause its associates, affiliates, officers, other personnel and authorized representatives to, hold in strictest confidence all Confidential Information, and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Sellers; provided that the Buyer and such other persons may provide such data and information (i) to lenders, subject to the same requirements of confidentiality as set forth in this Agreement, or (ii) which is legally required to be furnished, and provided that the Buyer or such other person, as the case may be, notifies the Sellers in advance of its obligation to provide such confidential information and fully cooperates with the Sellers to protect the confidentiality of such data and information.

                         (b)     Each Seller agrees that it will, and will
cause its associates, affiliates, officers, other personnel and authorized representatives to, hold in strictest confidence all confidential information related to the Buyer's business, and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Buyer; provided that such Seller and such other persons may provide such data and information which is legally


       29 of 47

required to be furnished, and provided that such Seller or such other person, as the case may be, notifies the Buyer in advance of its obligation to provide such confidential information and fully cooperates with the Buyer to protect the confidentiality of such data and information.

                         (c)     Notwithstanding the foregoing provisions of
this Section 6.5, the parties have agreed that any press release or public announcement with respect to the Transaction will be issued at such time after the execution of the Agreement and in such manner as the Buyer shall determine after notice to the Sellers, subject to compliance with all applicable Laws.

                6.6      CONTROL OF THE  SELLERS' BUSINESS.
                         _________________________________

                The Transaction contemplated by this Agreement shall not be consummated until the Closing Date. Between the date of this Agreement and the Closing Date, the Buyer and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the conduct or operation of the Sellers' Business, and notwithstanding any other provision of this Agreement, such operation and conduct shall be the sole responsibility, and in the complete discretion, of the Sellers; provided, however, that this Section 6.6 shall not limit the specific rights and obligations of the Buyer and the Sellers set forth in this Agreement, none of which are intended to confer control of the Sellers or of the Sellers' Business to the Buyer.

                6.7      THE SELLERS' PRE-CLOSING COVENANTS.
                         __________________________________

                Except as otherwise consented to in writing by the Buyer, each Seller covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it shall:

                         (a)     conduct the Sellers' Business only in the
ordinary course;

                         (b)     maintain and keep its material properties,
machinery and equipment used in the Sellers' Business in the same condition in all material respects as at present, except for ordinary wear and tear;

                         (c)     not enter into any agreement for the
purchase, sale or other disposition, or purchase, sell or dispose of, any equipment, supplies, inventory, investments or other assets, except for sales of inventory and purchases of equipment, materials and supplies in the ordinary course of business consistent with past business practices;

                         (d)     consistent with its past business
practices, perform all its material obligations under material contracts, leases and documents relating to or affecting the Sellers' Business and, consistent with past business practices, pay all accounts payable which become due according to their terms prior to the Closing Date;


       30 of 47

                         (e)     consistent with its past business
practices, use its reasonable efforts to maintain and preserve the Sellers' Business including, but not limited to, maintaining and preserving the Licenses and prosecuting diligently all applications for Licenses, including any renewal applications;

                         (f)     comply with and perform in all material
respects all obligations and duties imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities;

                          (g)    maintain its existence as a corporation
validly existing and in good standing under the laws of its state of incorporation;

                          (h)    use its best reasonable efforts to assure,
to the extent within its control, as soon as is reasonably practicable, the satisfaction of the conditions required to consummate the Transaction, including but not limited to, the filing and prosecution of all requests for regulatory approvals, and obtaining necessary third party consent;

                         (i)     use its best reasonable efforts to obtain,
as soon as practicable after the date hereof, the approvals described in
Section 8.2.6 below;

                         (j)     at its sole cost and expense, attempt to
cure all noncompliance by the Sellers with the terms and conditions of Licenses issued by the FCC, including such noncompliance as is set forth on
Schedule 5.1.4(a), and pay when due all costs (including attorneys' fees), damages, liabilities, fines and penalties arising out of such noncompliance; and

                         (k)     promptly notify the Buyer upon the Sellers'
knowledge thereof of any fact, event, circumstance, or action (i) which, if known on the date hereof would have been required to be disclosed to the Buyer, or (ii) the existence or occurrence of which would cause any of the Sellers' representations or warranties not to be correct and complete in all material respects.

                6.8      THE BUYER'S PRE-CLOSING COVENANTS.
                         _________________________________

                Except as otherwise consented to in writing by the Sellers, the Buyer covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it shall:

                         (a)     consistent with its past business
practices, use its reasonable efforts to maintain and preserve its business;

                         (b)     maintain its existence as a corporation
validly existing and in good standing under the laws of its state of incorporation;

                         (c)       use its best reasonable efforts to
assure, to the extent within its control, as soon as is reasonably practicable, the satisfaction of the conditions required to consummate the Transaction contemplated in this Agreement, including but not limited to,


       31 of 47

the filing and prosecution of all requests for regulatory approvals, and obtaining necessary third party consent; and

                         (d)     use its best reasonable efforts to obtain,
as soon as practicable after the date hereof, the approvals described in
Section 8.2.6 below.

                6.9      NO SOLICITATION OF OFFERS.
                         _________________________

                Unless and until this Agreement shall have been terminated by either party pursuant to Article 9 hereof, each Seller covenants that following the date hereof it will not (and shall use its best efforts to ensure that none of its stockholders, officers, directors, agents, representatives or affiliates) take or cause, directly or indirectly, any of the following actions with any party other than the Buyer or its designees:
(i) solicit, initiate, or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or a significant part of the Sellers' business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Proposal"); (ii) disclose, in connection with an Acquisition Proposal, any information (except to the extent that such party would be permitted to do so under the provisions of Section 6.5 hereof) with respect to, or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any other Person to do or seek any of the foregoing;
(iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the transactions contemplated by this Agreement; provided however, that nothing contained herein shall prohibit the Sellers from taking any of the actions specified above if, in each case, its Board of Directors determines in good faith, after consultation with legal counsel, that such action is required by the fiduciary duties of such directors under applicable state law. Each Seller shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. In the event a Seller shall receive any Acquisition Proposal, directly or indirectly, of the type referred to in clause (i) above, or any request for disclosure with respect to information of the type referred to in clause (ii) above, it shall, prior to taking any action in response thereto, inform Buyer of such fact and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Subject to the fiduciary obligations of the directors and officers under applicable law, Sellers agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such Seller is a party. Notwithstanding the foregoing, the Sellers may not enter into a definitive agreement to transfer the Assets or any portion of the Sellers' Business to any third party until and unless this Agreement has been terminated pursuant to Article 9 hereof.

                6.10     RISK OF LOSS.
                         ____________

                The Sellers will bear the risk of loss or damage to the Assets resulting from fire, theft, or other casualty at all times prior to


       32 of 47

Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of the Sellers' Business or the replacement or restoration of the lost or damaged material Asset within 30 days after the occurrence of the event resulting in such loss or damage, the Sellers will immediately notify the Buyer and the Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to the Sellers either (a) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with the terms hereof, or (b) terminate this Agreement. If the Buyer elects to so terminate this Agreement, the Buyer and the Sellers will be discharged of any and all obligations hereunder, except those under Section 6.5 and Article 9 hereof. If the Buyer elects to consummate the Transaction contemplated by this Agreement, there will be no separate adjustment in the Purchase Price related to such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by the Sellers to the Buyer, or the rights to such proceeds will be assigned by the Sellers to the Buyer and the Sellers will pay to the Buyer (or the Buyer may withhold from the Purchase Price) an amount equal to any deductible amount charged to the Sellers against the proceeds due for such loss.


                                  ARTICLE 7
                      COVENANTS RELATING TO EMPLOYMENT
                             AND EMPLOYEE MATTERS
                             ____________________

                7.1      OFFER OF EMPLOYMENT.
                         ___________________

                The Buyer shall make an offer of ongoing employment to such persons selected by the Buyer on or before the Closing Date. Such offer shall be for comparable employment and shall be effective as of the Closing Date under substantially the same compensation arrangements including benefits (but excluding pension plans) and with job duties located within a reasonable commuting distance of the work location to which each person was assigned prior to the Closing Date. Employees of the Sellers who accept said offer and become employees of the Buyer are hereinafter referred to as "Transferred Employees." Included among the Buyer's Employee Benefit Plans shall be a "group health plan" as defined in Section 5000(b)(1) of the Internal Revenue Code, which plan shall contain no exclusion or limitation with respect to any preexisting condition of any Transferred Employee or Transferred Employee's spouse or dependents provided that such Transferred Employee has been enrolled in the Sellers' group health plan. For purposes of the preceding sentence, the phrase "exclusion or limitation with respect to any preexisting condition" shall have the same meaning as in Section 602(2)(D) of ERISA, except that an "exclusion or limitation with respect to any preexisting condition" which is currently applicable to such Transferred Employee or his or her spouse or dependents need not be considered by the Buyer an "exclusion or limitation with respect to any preexisting condition" for such purposes.


                7.2      WAGE AND WITHHOLDING REPORTING OBLIGATIONS.
                         __________________________________________


       33 of 47

                The Sellers and the Buyer agree that, pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing forms W-2, W-3, and 941, (a) the Sellers and the Buyer shall each report on a predecessor-successor basis as set forth therein, (b) the Sellers shall be relieved from furnishing Forms W-2 to the Transferred Employees, and (c) the Buyer shall assume the obligations of the Sellers to furnish Forms W-2 to the Transferred Employees (without regard to the actual length of employment with the Buyer) for the full calendar year in which the Closing occurs. The Sellers shall fully cooperate with the Buyer to allow it to fulfill its obligations hereunder.

                                  ARTICLE 8
                            CONDITIONS PRECEDENT
                            ____________________

                8.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES.
                         ______________________________________________

                The respective obligations of the Buyer, on the one hand, and the Sellers, on the other, to consummate the Transaction to be consummated at Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

                         8.1.1   No Injunction, Etc.  No preliminary or
                                 __________________
permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits the Transaction contemplated hereby and shall remain in effect.

                         8.1.2   FCC and Other Approvals.  The FCC, and if
                                 _______________________
required, any PUC, shall have granted its consent and approval to the assignment or transfer of the Licenses from Sellers to the Buyer. This condition shall be deemed to be satisfied once all such consents and approvals have become Final Orders.

                         8.1.3   Antitrust Improvements Act.  Any waiting
                                 __________________________
period under the Antitrust Improvements Act applicable to the consummation of the Transaction contemplated hereby shall have expired.

                         8.1.4   No Proceeding or Litigation.  No suit,
                                 ___________________________
action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any governmental or regulatory authority, no investigation by any governmental or regulatory authority shall have been commenced and be pending, against any of the parties hereto or any of their affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the Transaction contemplated hereby or seeking material damages in connection with any such Transaction.


       34 of 47

                8.2      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.
                         ________________________________________________

                In addition to the conditions set forth in Section 8.1, the obligations of the Buyer to consummate the Transaction to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the additional conditions set forth below:

                         8.2.1   Accuracy of Representations and Warranties.
                                 ___________________________________________
The representations and warranties of the Sellers contained herein or any certificate delivered pursuant to this Agreement shall be deemed made again at Closing and shall be true in all material respects as though made on and as of the Closing Date.

                         8.2.2   Performance of Agreements.  Each of the
                                 _________________________
Sellers shall have performed in all material respects, all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this Agreement, to be performed or complied with by it prior to or at the Closing Date.

                         8.2.3   Certificates.  The Buyer shall have
                                 ____________
received a certificate from each Seller, dated the Closing Date, signed by the President or any authorized Vice President of such Seller, to the effect that, to the best of the knowledge, information and belief of such officer, the conditions specified in Section 8.2.1 and Section 8.2.2 have been satisfied.

                         8.2.4   Opinion of Counsel for the Sellers.  The
                                 __________________________________
Buyer shall have received an opinion of the Sellers' counsel and the Sellers' FCC Counsel, in each case dated the Closing Date, addressed to the Buyer and in each case in a form customary for transactions of the nature contemplated by this Agreement.

                         8.2.5   Other Deliveries.  The Sellers shall have
                                 ________________
delivered to the Buyer at the Closing the following:

                                 (a)     a certificate of incumbency for the
officers executing documents on behalf of the Sellers and certified copies of the resolutions duly adopted by the directors of each of the Sellers, and signed by the Secretary or Assistant Secretary, each authorizing the Transaction contemplated by this Agreement;

                                 (b)     a certificate of the Secretary or
Assistant Secretary certifying the resolutions referred to in Section 8.2.5(a) have not been rescinded, modified, or withdrawn and that such resolutions are in full force and effect as of the Closing Date;

                                 (c)     accurate and complete copies of all
Licenses listed on Schedule 5.1.4(b) and all Licenses acquired after the date hereof and prior to the Closing;


       35 of 47

                                 (d)     evidence satisfactory to Buyer of
the release of any and all Liens not constituting Permitted Liens; and

                                 (e)     such further certificates and
documents evidencing consummation by the Sellers of the transactions contemplated hereby as the Buyer shall reasonably request.

                         8.2.6   Consents and Filings.  The Sellers shall
                                 ____________________
have made each of the notice filings described in clause (iii) (a) of
Section 5.1.3.

                8.3      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
                         ______________________________________________
 SELLERS.
________

                In addition to the conditions set forth in Section 8.1, the obligations of the Sellers to consummate the Transaction to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the additional conditions set forth below.

                         8.3.1   Accuracy of Representations and Warranties.
                                 __________________________________________

The representations and warranties of the Buyer contained herein shall be deemed made again at Closing and shall be true at and as of the Closing Date.

                         8.3.2   Performance of Agreements.  The Buyer shall
                                 _________________________
have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement, to be performed or complied with by it prior to or at the Closing Date.

                         8.3.3   Payment of Purchase Price.  The Sellers
                                 _________________________
shall have received satisfactory evidence of payment of the Purchase Price at Closing in accordance with Section 4.1.

                         8.3.4   Opinion of Counsel for the Buyer.  The
                                 ________________________________
Sellers shall have received an opinion of the Buyer's Counsel, dated the Closing Date, in a form customary for transactions of the nature contemplated by this Agreement.

                         8.3.5   Other Deliveries.  The Buyer shall have
                                 ________________
delivered to the Sellers at the Closing the following:

                                 (a)     a certificate of incumbency for the
officers executing the documents on behalf of the Buyer and certified copies of the resolutions duly adopted by the directors of the Buyer, and signed by the Secretary or Assistant Secretary, each authorizing the Transaction contemplated by this Agreement;


       36 of 47

                                 (b)     a certificate of the Secretary or
Assistant Secretary certifying that the resolutions referred to in Section 8.3.5(a) have not been rescinded, modified or withdrawn and that such resolutions are in full force and effect as of the Closing Date; and

                                 (c)     such further certificates and
documents evidencing the consummation by the Buyer of the transactions contemplated hereby as the Sellers shall reasonably request.

                         8.3.6   Registration Rights Agreement.  The Buyer
                                 _____________________________
and the Sellers shall have entered into a Registration Rights Agreement substantially in the form of Exhibit 8.4.5.

                         8.3.7   Stockholder Approval.  This Agreement and
                                 ____________________
the Transaction shall have been approved by the stockholders of Parent in accordance with New York law.

                8.4      WAIVER OF CONDITIONS.
                         ____________________

                The Buyer, in its discretion, may waive, in whole or in part, at or prior to the Closing Date, the failure of satisfaction of any of the conditions precedent to its obligations set forth herein. The Sellers may, in their discretion, waive, in whole or in part, at or prior to the Closing Date, the failure of satisfaction of any of the conditions precedent to its obligations set forth herein. No such waiver by the Buyer or the Sellers shall be effective unless made in writing.

                                  ARTICLE 9
                           TERMINATION AND DEFAULT
                           _______________________

                9.1      GENERAL.
                         _______


                This Agreement may be terminated and the Transaction contemplated hereby may be abandoned at any time, but not later than the Closing Date, as set forth below.

                         9.1.1   Mutual Consent.  This Agreement may be
                                 ______________
terminated by the mutual consent of the Buyer and the Sellers.

                         9.1.2   Order or Decree.  This Agreement may be
                                 _______________
terminated by the Sellers or the Buyer, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transaction contemplated hereby (including, but not limited to, FCC denial of the Assignment Applications) and such order, decree, ruling or other action shall have become final and nonappealable.


       37 of 47

                         9.1.3   Failure of Conditions.
                                 ______________________

                                 (a)     The Agreement may be terminated by
the Sellers upon five (5) days written notice to the Buyer, in the event that any of the conditions precedent to the Sellers' obligations set forth in Section 8.1 and Section 8.3 with respect to the Buyer are not satisfied at or during the respective times therein indicated (other than by reason of the material breach by such terminating party of any of its representations, warranties, covenants, or agreements set forth herein) and such conditions are not either (i) cured by the Buyer within five (5) days after the Sellers give the Buyer such notice, or (ii) waived by the Sellers at or prior to the Closing Date.

                                 (b)     This Agreement may be terminated by
the Buyer upon five (5) days written notice to the Sellers, in the event that any of the conditions precedent to the Buyer's obligations set forth in
Section 8.1 and Section 8.2 with respect to the Sellers are not satisfied at or during the respective times therein indicated (other than by reason of the material breach by such terminating party of any of its representations, warranties, covenants, or agreements set forth herein) and such conditions are not either (i) cured by the Sellers within five (5) days after the Buyer gives the Sellers such notice, or (ii) waived by the Buyer at or prior to the Closing Date.

                         9.1.4   Casualty Loss.  This Agreement may be
                                 _____________
terminated by the Buyer as set forth in Section 6.10..

                         9.1.5   Pre-Closing Breach.  This Agreement may be
                                 __________________
terminated by the Buyer or Sellers as set forth in section 11.3(b)

                         9.1.6   Acquisition Proposal; Break-Up Fee.
                                 ___________________________________

                                 (a)     Parent may terminate this Agreement
upon five (5) days written notice to Buyer, if Parent receives an Acquisition Proposal that is financially superior to the transactions contemplated hereby and is reasonably capable of being financed (as determined in each case in good faith by the Parent's board of directors after consultation with the Parent's financial advisers). Prior to any such termination however, Sellers agree to negotiate in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement so as to enable Buyer to match or better the Acquisition Proposal.

                                 (b)     If Parent exercises its termination
rights under this Section 9.1.6, upon the closing of the transactions contemplated by an Acquisition Proposal, Parent shall pay Buyer, out of the resulting proceeds, a "break-up" fee of $4 million, plus $2 million for all fees and expenses incurred by Buyer in connection with this Agreement in cash by wire transfer. Such payment shall be made at the date of closing of the Acquisition Proposal transactions. . If the transactions contemplated by such Acquisition Proposal fail to close for any reason, Sellers shall, within thirty (30) days of termination or abandonment of the Acquisition Proposal transactions, enter into an agreement with Buyer to consummate a



       38 of 47

transaction on substantially the same terms as are contained in this Agreement.

                         9.1.7   Outside Date.  This Agreement may be
                                 ____________
terminated by either Sellers or Buyer if the Closing shall not have occurred on or prior to February 1, 1997; provided, however, that no party may exercise its rights under this Section 9.1.7 if such party is in material breach or default under this Agreement.

                9.2      PROCEDURE UPON TERMINATION.
                         __________________________

                In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate, all further obligations of the parties hereunder to satisfy the conditions precedent to the Closing shall terminate, and the Transaction contemplated hereby shall be abandoned without further action by any of the parties hereto except that Section 6.5 (Confidentiality) shall survive such termination or abandonment

                9.3      EFFECT OF TERMINATION.
                         _____________________

                Nothing in this Article 9 shall relieve any party hereto of any liability for breach of this Agreement.

                                 ARTICLE 10
                          POST-CLOSING TRANSACTIONS
                          _________________________

                10.1     TRANSITION.
                         __________

                The Sellers shall cooperate with the Buyer and agree to use their best efforts to assist the Buyer in a smooth transition of the ownership of the Assets on the Closing Date, including the preservation of the continued services of the employees of the Sellers that the Buyer wishes to retain and the preservation for the Buyer of the goodwill of the Sellers' suppliers, customers and others having business relations with the Sellers.

                10.2     ACCESS TO BOOKS AND RECORDS.
                         ___________________________

                After the Closing, the Sellers shall allow representatives of the Buyer reasonable opportunity from time to time during normal business hours to inspect and copy records which pertain to the operation of the Sellers' Business prior to the Closing Date and which are not transferred to the Buyer hereunder. After the Closing, the Buyer shall allow representatives of the Sellers reasonable opportunity from time to time during normal business hours to inspect and copy records which pertain to the operation of the Sellers' Business prior to the Closing Date and which are transferred to the Buyer hereunder.


       39 of 47

                10.3     ASSIGNMENT AND FURTHER ASSURANCES.
                         __________________________________

                To the extent that all real property interests, contractual rights and other Assets used in the Sellers' Business are not effectually transferred at Closing to the Buyer, the Sellers will take all reasonably necessary action to effectuate such assignments. In the event the Sellers are unable to obtain any consent to assignment or otherwise are not reasonably able to effectuate such assignments (including, but not limited to, the assignment of those contracts listed on Schedule 5.1.15), the Sellers shall take reasonable action necessary to give the Buyer the substantial benefit of such property interests, contractual rights, or other Assets.

                10.4     CONFIDENTIALITY OF CUSTOMER LISTS.
                         _________________________________

                All documents and computer files containing the names and addresses of the paging customers of the Sellers shall become Buyer's property as of the Closing, and all copies thereof shall be turned over to the Buyer, and shall not be retained or used in whole or part by the Sellers, or any of their affiliates after the Closing.

                                 ARTICLE 11
                        INDEMNIFICATION AND SURVIVAL
                        ____________________________

                11.1     INDEMNIFICATION BY THE SELLERS.
                         _______________________________

                The Sellers shall, jointly and severally, indemnify and hold harmless the Buyer from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions), net of income tax benefits and insurance proceeds, if any ("Damages"), incurred by the Buyer, in connection with each and all of the following:

                         (a)     Any breach of any representation or
warranty made by Sellers in this Agreement (unless waived in writing by the Buyer prior to the Closing);

                         (b)     The breach of any covenant, agreement or
obligation of the Sellers contained in this Agreement or any other certificate or document delivered pursuant to this Agreement (unless waived in writing by the Buyer prior to the Closing);

                         (c)     Claims arising out of the operation of the
Sellers' Business before Closing;

                         (d)     Costs and damages arising out of that those
pending tax assessments/audits described on Schedule 5.1.6 and that litigation described on Schedule 5.1.7;

                         (e)     The failure of the Sellers to obtain the
protection afforded by compliance with the notification requirements of the Bulk Sales Laws in force in the jurisdictions in which such laws may be


       40 of 47

applicable to the Sellers or the Transaction contemplated by this Agreement. The Sellers covenant and agree to pay and discharge, in due course, all claims of creditors which may be asserted against the Buyer by reason of such noncompliance, to the extent, and in the respective dollar amounts, if any, that such liabilities or obligations are not assumed by the Buyer under this Agreement; and the Sellers shall indemnify the Buyer against and hold it harmless with respect to any losses suffered by the Buyer by reason of the failure of the Sellers to pay or discharge such claims;

                         (f)     Costs (including reasonable attorneys'
fees), damages, liabilities, fines and penalties arising out of any noncompliance by the Sellers with the terms and conditions of Licenses issued by the FCC, including such noncompliance as is set forth on
Schedule 5.1.4(a); and

                         (g)     any Excluded Liability.

                Notwithstanding the foregoing, the Buyer shall not be entitled to indemnification hereunder until such time as the amount of Damages incurred by the Buyer exceeds $50,000, at which time the Buyer shall be entitled to indemnification for all Damages in excess of $50,000, provided however that the foregoing shall not apply to determination of, or adjustments to, the Purchase Price set forth in Article 4 or to the Sellers' indemnification obligations set forth in Section 11.1(d) .

                11.2     INDEMNIFICATION BY THE BUYER.
                         ____________________________

                The Buyer shall indemnify and hold harmless the Sellers from and against any and all Damages incurred by the Sellers, in connection with each and all of the following:

                         (a)     Any breach of any representation or
warranty made by the Buyer in this Agreement (unless waived in writing by the Sellers prior to the Closing);

                         (b)     The breach of any covenant, agreement or
obligation of the Buyer contained in this Agreement or any other instrument contemplated by this Agreement (unless waived in writing by the Sellers prior to the Closing);

                         (c)     any claim arising out of the operation of
the Assets after Closing; and

                         (d)     any Assumed Liabilities.

                11.3     CLAIMS FOR INDEMNIFICATION.
                         __________________________

                         (a)     If prior to the Closing Date the Buyer
obtains actual knowledge of the breach of any representation, warranty or covenant made by the Sellers in this Agreement, which breach shall, in Buyer's good faith estimation, cost less than $500,000 to cure, then the Buyer shall promptly notify the Sellers thereof in writing. If such breach is capable of being cured, the Sellers shall attempt to cure the same at Sellers' sole cost and expense. If the Sellers are unable to cure the same after reasonable and diligent efforts, or if the same is not capable of


       41 of 47

being cured, Buyer shall consummate the Agreement, and be entitled to seek indemnification for any Damages suffered pursuant to Section 11.1 hereof.

                         (b)     If prior to the Closing Date the Buyer
obtains actual knowledge of the breach of any representation, warranty or covenant made by the Sellers in this Agreement, which breach shall, in Buyer's good faith estimation, cost $500,000 or more to cure, then the Buyer shall promptly notify the Sellers thereof in writing. If such breach is capable of being cured, the Sellers, in their sole discretion, may attempt to cure the same at Sellers' sole cost and expense. If the Sellers are unable or unwilling to cure the same, or if the same is not capable of being cured, Sellers or Buyer (if such party is not in material breach or default under this Agreement) may elect to terminate this Agreement upon five (5) days written notice. Buyer shall in either instance retain all its remedies for such breach. If neither Buyer nor Sellers elect to terminate the Agreement notwithstanding such breach, Buyer shall be entitled to seek indemnification for any Damages suffered as a result of such breach, except as set forth in Section 6.10..

                         (c)     In no event shall Sellers' liability for
indemnification exceed the Purchase Price.

                         (d)     Whenever any claim shall arise for
indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been entered against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in this Section 11.3.

                11.4     DEFENSE BY INDEMNIFYING PARTY.
                         _____________________________

                In connection with any claim giving rise to a right of indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the


       42 of 47

indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

                11.5     MANNER OF INDEMNIFICATION.
                         _________________________

                Subject to Section 11.4 above, the obligations of the indemnifying party hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability. If the Buyer is the indemnified party under this
Article 11, the Buyer shall recover the amount of its Damages from the escrowed funds in accordance with the terms of the Escrow Agreement before seeking any recovery from the Sellers, and the Buyer and the Sellers shall promptly execute and deliver to the Escrow Agent written instructions directing the Escrow Agent to disburse to the Buyer a portion of the escrowed funds in the amount of the Buyer's Damages.

                11.6     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
                         ___________________________________________

                All covenants and obligations to be performed after the Closing Date contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing.
All representations and warranties contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months. The waiver of any condition, other than as provided by Section 8.4, based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants or obligations.

                                 ARTICLE 12
                                MISCELLANEOUS
                                _____________

                12.1     BROKERS.
                         _______

                Except as disclosed on Schedule 12.1, the Transaction has been and shall be carried on by the Buyer directly with the Sellers and in such manner as not to give rise to any valid claims against the Sellers or the Buyer for a brokerage commission, finder's fee or other like payment and each party agrees to indemnify and hold the other harmless from and against any claims for brokerage commissions or finder's fees insofar as such claims shall be alleged to be based upon arrangements or agreements made by the indemnifying party or in its behalf. Such indemnity shall include the cost of reasonable counsel fees in connection with the defense of any such claims.

                12.2     NOTICES.
                         _______



       43 of 47

                Except as otherwise provided, all notices which are permitted or required under this Agreement shall be in writing and shall be deemed given when delivered personally, by fax, telex or telegram, or if sent by mail, five (5) business days after being mailed by registered or certified mail, postage prepaid, or by such other method (including air courier) which provides for a signed receipt upon delivery, addressed as follows, or to such other person or address as may be designated by notice to the other party:

                If  to the Buyer, to:

                Metrocall, Inc.
                6677 Richmond Highway
                Alexandria, Virginia  22306
                Attn:  Vincent D. Kelly
                Chief Financial Officer and Treasurer
                Fax Number:  (703) 768-9625

                with a copy (which shall not constitute notice) to:

                Wilmer, Cutler & Pickering,
                100 Light Street
                Baltimore, Maryland  21201
                Attn:  George P. Stamas or John B. Watkins
                Fax Number:  (410) 986-2828

                or if to the Sellers, to:

                Bariston Associates, Inc.
                One International Place
                Boston, Massachusetts  02110
                Attn:  David A. Barry
                Fax Number:  (617) 330-8951

                with a copy (which shall not constitute notice) to:

                Stroock & Stroock & Lavan
                Seven Hanover Square
                New York, New York 10004
                Attn:  Martin H. Neidell
                Fax Number:  212-806-6006

                12.3     EXPENSES OF TRANSFER.
                         ____________________

                Buyer and Sellers shall share equally all transfer, documentary, recordation, sales or other taxes or fees assessed or levied in connection with the sale of the Assets, regardless of whether Sellers or Buyer is obligated for collection and remittance of the Transaction Taxes. The Sellers shall cooperate with the Buyer in the filing for any such available exemptions. The Sellers and the Buyer shall share equally the filing fees, if any, required by the FCC or any PUC. The Buyer shall pay the filing fee relating to any filing required in accordance with the Antitrust Improvements Act. All other expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement shall be paid by the party incurring such expenses.


       44 of 47

                12.4     ASSIGNMENT.
                         __________

                This Agreement and the Transaction contemplated herein may not be assigned or otherwise transferred, in whole or in part, by operation of law or otherwise without the prior written consent of the other party; provided however that the Buyer may assign any or all of its rights to purchase the Assets under this Agreement to a subsidiary of the Buyer but such assignment shall not release, affect or reduce in any way the Buyer's obligations to the Sellers hereunder.

                12.5     COUNTERPARTS.
                         ____________

                This Agreement may be executed in two or more counterparts, each of which when so executed and delivered, shall be an original instrument, but such counterparts together shall constitute a single agreement.

                12.6     ENTIRE AGREEMENT.
                         ________________

                This Agreement, including all schedules and exhibits hereto, and all certificates and documents executed and delivered in connection with this Agreement, when executed and delivered, constitute the entire agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof, except for the Confidentiality Agreement dated January 5, 1996 between the Buyer and Daniels & Associates L.P., on behalf of the Sellers, which shall remain in full force and effect (the "Confidentiality Agreement"). To the extent that any of the terms of the Confidentiality Agreement conflict with this Agreement, the terms of this Agreement shall supersede and control.

                12.7     GOVERNING LAW.
                         _____________

                This Agreement and the rights and obligations of the parties hereunder shall be governed by the substantive laws of the State of Delaware applicable to contracts made and to be performed therein, without reference to the principles of conflicts of laws.

                12.8     HEADINGS.
                         ________

                The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                12.9     SEVERABILITY.
                         ____________

                Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided that such invalidity or unenforceability does not deny any party the material benefits of the transaction for which it has


       45 of 47

bargained, such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

                12.10    MODIFICATION AND AMENDMENT.
                         __________________________

                This Agreement may not be modified or amended except by written agreement specifically referring to this Agreement and signed by the parties hereto.

                12.11    WAIVER.
                         ______

                No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                12.12    PARTIES OBLIGATED AND BENEFITED.
                         _______________________________

                Subject to the limitations set forth below, this Agreement will be binding upon the parties hereto and their respective assignees and successors in interest and will inure solely to the benefit of such parties and their respective assigns and successors in interest, and no other person will be entitled to any of the benefits conferred by this Agreement.

                12.13    ATTORNEYS' FEES.
                         _______________

                In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant, or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                12.14    RIGHTS TO SPECIFIC PERFORMANCE.
                         ______________________________

                The Sellers acknowledge that the unique nature of the Assets to be purchased by the Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by the Sellers of their obligations under this Agreement, and the Sellers agree that in the event of such breach, the Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement in lieu of any monetary damages for such breach.

                12.15    ACTIONS.
                         _______

                The parties will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.


       46 of 47

                12.16    TERMS.
                         _____

                Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

                12.17    CONSTRUCTION.
                         ____________

                This Agreement has been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting will not apply in any construction or interpretation of this Agreement.

                IN WITNESS WHEREOF, EACH OF THE BUYER, THE PARENT, AND THE Sellers has caused this Agreement to be executed under seal individually or by its duly authorized representatives, officers or agents on the date first written above.


WITNESS:                         METROCALL, INC., a Delaware corporation,
                                  Buyer


______________________________   By: ________________________________(SEAL)
                                 Its: ________________________________


                                 PAGE AMERICA GROUP, INC., a New York
                                  corporation


______________________________   By: ________________________________(SEAL)
                                 Its: ________________________________


                                 PAGE AMERICA OF NEW YORK, INC., a New York corporation


______________________________   By: ________________________________(SEAL)
                                 Its: ________________________________


                                 PAGE AMERICA OF ILLINOIS, INC.,  an
                                 Illinois corporation


______________________________   By: ________________________________(SEAL)
                                 Its: ________________________________



       47 of 47

                                 PAGE AMERICA COMMUNICATIONS OF INDIANA,
                                 INC., an Indiana corporation


______________________________   By: ________________________________(SEAL)
                                 Its: ________________________________


                                 PAGE AMERICA OF PENNSYLVANIA, INC.,  a
                                 Pennsylvania corporation


______________________________   By: ________________________________(SEAL)
                                 Its: ________________________________